Exhibit 99.1

Ryerson Reports Fourth Quarter and Full-Year 2020 Results

Realized significant accomplishments and improvements to the business in a pandemic year of adversities with enhanced recovery capacities

CHICAGO – February 24, 2021 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full-year ended December 31, 2020.

Q4 2020 Highlights:

•	Continued successfully executing upon our dual mandate pandemic response plan to safeguard the health and safety of our employees and to improve the liquidity and recovery capacity of the Company.
•

Redeemed $50 million in outstanding Senior Secured Notes due 2028 and ended the year with net debt of $679 million, a decrease of $244 million compared to 2019 enabled by strong cash flow generation from operations of $278 million.

•

Fourth quarter revenues increased by 2.6% sequentially driven by the robust metals pricing environment and recovering demand fundamentals. Gross margin contracted quarter-over-quarter to 18.0% due to lagging contract business price resets, whereas gross margin, excluding LIFO expanded during the quarter to 19.3%, an increase of 260 bps quarter-over-quarter.

•

Achieved Adjusted EBITDA, excluding LIFO of $34 million, an increase of $2 million compared to the previous quarter on higher volumes and improved pricing partially offset by restored salaries and wages, variable incentive compensation true-ups, higher delivery expenses and SAP ERP conversion expenses at CS&W.

•	Generated fourth quarter loss per diluted share of $0.44, or adjusted loss per diluted share of $0.17 excluding one-time non-recurring and non-operating items.
•	Exceptional working capital management during the fourth quarter with a cash conversion cycle of 62 days, a decrease of 24 days compared to the fourth quarter of 2019.
•	Continuing to progress in de-risking the balance sheet through continued deleveraging and legacy liability management.
•	Jim Claussen, President of Central Steel & Wire, named Executive Vice President & Chief Financial Officer of Ryerson.

$ in millions, tons in thousands except average selling prices and EPS
Financial Highlights:	Q4 2020	Q3 2020	Q4 2019	QoQ	YoY	2020	2019	YoY

Tons Shipped	492	489	541	0.6%	(9.1%)	2,009	2,381	(15.6%)
Revenues	$853.0	$831.5	$961.5	2.6%	(11.3%)	$3,466.6	$4,501.6	(23.0%)
Average selling prices	$1,734	$1,700	$1,777	2.0%	(2.4%)	$1,726	$1,891	(8.7%	)
Gross Margin, excl. LIFO	19.3%	16.7%	18.1%	260 bps	120 bps	17.6%	16.9%	70 bps
Warehousing, delivery, general, & administrative expenses	$149.1	$125.4	$142.9	18.9%	4.3%	$554.3	$636.8	(13.0%	)
As a percentage of revenue	17.4%	15.1%	14.9%	230 bps	250 bps	16.0%	14.1%	190 bps
Adjusted net income (loss)	$(6.6)	$11.9	$11.6	$(3.1)	$67.9
Diluted adjusted earnings (loss) per share	$(0.17)	$0.31	$0.30	$(0.08)	$1.79
Adj. EBITDA, excl. LIFO	$33.6	$31.4	$46.9	7.0%	(28.4%)	$120.0	$190.1	(36.9%	)
As a percentage of revenue	3.9%	3.8%	4.9%	10 bps	-100 bps	3.5%	4.2%	-70 bps

Balance Sheet and Cash Flow Highlights:
Net debt	$679	$692	$923	(1.9%)	(26.4%)	$679	$923	(26.4%	)
Net debt / LTM Adj. EBITDA, excl. LIFO	5.7	x	5.2	x	4.9	x	0.5	x	0.8	x	5.7	x	4.9	x	0.8	x
Days of supply	68.0	67.7	83.5	0.3	(15.5)	74.2	76.4	(2.2)
Net cash provided by (used in) operating activities	$(18.8)	$120.6	$62.6	$(139.4)	$(81.4)	$277.9	$193.1	$84.8

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “I want to thank my Ryerson colleagues for meeting the COVID-19 challenges of 2020 with determined perseverance and extraordinary effort. I also want to thank our customers for their business as well as our suppliers for their support throughout this year of public health, economic and societal adversity. As we move through what we hope are the latter stages of the pandemic, we extend our continuing heartfelt thanks to all essential workers whose work through the crisis will be reverentially remembered for all time. Amidst a myriad of challenges, we had our best safety performance as a Company in decades. We also significantly improved both the Company’s balance sheet and operating model, and we embark upon this next economic cycle with a greatly enhanced recovery capacity and a clear line of sight to further deleveraging of the balance sheet and enterprise value growth.”

Fourth Quarter Results

Ryerson achieved revenues of $853 million in the fourth quarter of 2020, an increase of 2.6 percent compared to $832 million for the third quarter of 2020, with average selling prices 2.0 percent higher and tons shipped 0.6 percent higher. On a per day basis, shipments increased by 5.6 percent sequentially, which exceeded our expectation of 2 to 4 percent communicated on our third quarter earnings call. Gross margin contracted to 18.0 percent due to lagging contract business price resets and LIFO expense in the quarter, compared to 18.7 percent for the third quarter of 2020 and 18.8 percent for the fourth quarter of 2019. Included in fourth quarter of 2020 cost of materials sold was LIFO expense of $10.7 million, compared to LIFO income of $16.9 million in the third quarter of 2020, and LIFO income of $6.5 million in the fourth quarter of 2019. Adjusting to remove the impact of LIFO, gross margin expanded to 19.3 percent in the fourth quarter of 2020 compared to 16.7 percent in the third quarter of 2020 and 18.1 percent in the fourth quarter of 2019. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this release.

In the fourth quarter of 2020, warehousing, delivery, selling, general, and administrative expenses increased by 18.9 percent compared to the previous quarter, driven by higher salaries and wages due to compensation restoration, higher variable incentive compensation and increased variable delivery costs. As a percentage of sales, warehousing, delivery, selling, general, and administrative expenses increased to 17.4 percent in the fourth quarter of 2020 compared to 15.1 percent in the third quarter of 2020. Compared to the same quarter last year, warehousing, delivery, selling, and administrative expenses increased by $6.2 million, or 4.3 percent.

Net loss attributable to Ryerson Holding Corporation for the fourth quarter was $16.7 million, or a loss of $0.44 per diluted share, compared to net loss of $39.9 million, or $1.05 per diluted share, in the prior quarter. Included in fourth quarter net loss is $12.1 million of  pension settlement charge driven by the completion of a lump sum buyout offering to a portion of terminated vested pension participants during the quarter. Adjusted net loss attributable to Ryerson Holding Corporation, excluding restructuring and other charges, loss on retirement of debt, pension settlement charges, and the associated income taxes on these items, was $6.6 million for the fourth quarter of 2020, or a loss of $0.17 per diluted share compared to $11.9 million of adjusted net income, or $0.31 per diluted share, in the prior quarter. Ryerson achieved Adjusted EBITDA, excluding LIFO of $33.6 million in the fourth quarter of 2020, an increase of $2.2 million compared to the third quarter of 2020 and a decrease of $13.3 million compared to the fourth quarter of 2019. A reconciliation of Adjusted net income (loss) to net income (loss) attributable to Ryerson Holding Corporation and Adjusted EBITDA, excluding LIFO to net income (loss) attributable to Ryerson Holding Corporation is included below in this news release.

2020 Results

Revenues for 2020 were $3.47 billion, a decrease of 23.0 percent compared to 2019, as tons shipped decreased 15.6 percent and average selling prices decreased 8.7 percent. Warehousing, delivery, selling, general, and administrative expenses for 2020 decreased by $82.5 million, or 13.0 percent, compared to 2019 primarily due to lower salaries and wages due to workforce and compensation reductions of $36.4 million in response to the outbreak of COVID-19. Net loss attributable to Ryerson Holding Corporation was $65.8 million, or a loss of $1.73 per diluted share, in 2020 compared to $82.4 million of net income attributable to Ryerson Holding Corporation, or $2.17 per diluted share, for 2019. Adjusted net income (loss) attributable to Ryerson Holding Corporation, excluding gain on sale of assets, gain on insurance settlement, restructuring and other charges, gain or loss on retirement of debt, pension settlement charge, and the associated income taxes on these items, was a loss of $3.1 million for 2020, or $0.08 per diluted share compared to $67.9 million of income, or $1.79 per diluted share for 2019. Ryerson achieved Adjusted EBITDA, excluding LIFO of $120.0 million in 2020 compared to $190.1 million in 2019. Reconciliations of Adjusted

EBITDA, excluding LIFO and adjusted net income (loss) to net income (loss) attributable to Ryerson Holding Corporation is included below in this news release.

Liquidity & Debt Management

Ryerson continued to demonstrate strong working capital management in the fourth quarter as the Company maintained inventory days of supply of 68 days, consistent with the prior quarter and in-line with the current industry environment. This compares to 84 inventory days of supply for the fourth quarter of 2019. The Company also continued to improve receivables and payables cycles in the fourth quarter, contributing to a cash conversion cycle of 62 days for the period, compared to 70 days for the third quarter and 86 days for the year-ago period.

Ryerson’s use of operating cash in the fourth quarter of $18.8 million was driven by cyclical investments in working capital. This compares to operating cash flow generation of $120.6 million in the third quarter and generation of $62.6 million in the year-ago period. The Company again reduced its outstanding net debt during the fourth quarter, decreasing it by approximately $13 million during the fourth quarter to $679 million as of December 31, 2020 and achieving the lowest net debt level in ten years for the third consecutive quarter. On October 30, 2020, Ryerson redeemed $50 million of its outstanding Senior Secured Notes due 2028. This transaction marked the first exercise of the Company’s optional redemption features secured in the July 2020 refinance, and is expected to provide approximately $4.3 million in annual interest expense savings. Ryerson retained a strong liquidity position of $373 million as of December 31, 2020, compared to $398 million as of September 31, 2020.

Molly Kannan, Controller and Chief Accounting Officer said, “Throughout 2020 we exhibited strong working capital management and expense discipline, evidenced by our improved cash conversion cycle, expense reduction and free cash flow generation of over $250 million. At the same time, we also closed milestone achievements in our balance sheet transformation including the refinance of our Notes, de-risking of a portion of our pension liabilities, amending and extending our revolving line of credit and reduction of our debt to a historically low level.”

Jim Claussen, recently named Executive Vice President & Chief Financial Officer, added, “I would like to commend all my Ryerson teammates for their execution during 2020.  As CFO, I am excited to work closely with our tremendous team as we continue our transformative work and drive value to all Ryerson stakeholders.”

Outlook Commentary

Although pandemic driven uncertainties persist, Ryerson is optimistic about 2021 industry recovery potential given mid-Q1 economic indicators.  Improving demand amidst recovery expectations, coupled with the intensifying tightness in the supply environment, has supported notable price appreciation across all three of Ryerson’s primary commodity bellwethers thus far in the first quarter. Given these factors, Ryerson anticipates first quarter 2021 revenues of $1.08 billion to $1.10 billion driven by sequential average selling prices growth of 13 to 15 percent and shipment growth of 11 to 13 percent. LIFO expense in the first quarter is expected to be in the range of $49 to $53 million as replacement costs continue to increase relative to average inventory costs. Given these expectations, Adjusted EBITDA, excluding LIFO is expected to be in the range of $102 to $106 million and earnings per diluted share are expected to be in the range of $0.81 to $0.92. A reconciliation of Adjusted EBITDA, excluding LIFO to net income is included below in this news release.

Fourth Quarter 2020 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q4 2020	Q3 2020	Q4 2019	Quarter-over-quarter	Year-over-year	Quarter-over-quarter	Year-over-year

Carbon Steel	382	377	421	1.3%	(9.3%)	3.0%	(3.9%)
Aluminum	46	49	50	(6.1%)	(8.0%)	6.5%	(1.0%)
Stainless Steel	61	63	67	(3.2%)	(9.0%)	5.2%	(2.0%)

	Net Sales (millions)
	Q4 2020	Q3 2020	Q4 2019	Quarter-over-quarter	Year-over-year

Carbon Steel	$429	$411	$492	4.4%	(12.8%)
Aluminum	$194	$194	$213	-	(8.9%)
Stainless Steel	$216	$212	$242	1.9%	(10.7%)

Full-Year 2020 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	2020	2019	Year-over-year	Year-over-year

Carbon Steel	1,554	1,840	(15.5%)	(11.7%)
Aluminum	187	228	(18.0%)	(8.1%)
Stainless Steel	260	303	(14.2%)	(2.3%)

	Net Sales (millions)
	2020	2019	Year-over-year

Carbon Steel	$1,753	$2,351	(25.4%)
Aluminum	$767	$1,018	(24.7%)
Stainless Steel	$888	$1,059	(16.1%)

Earnings Call Information

Ryerson will host a conference call to discuss its fourth quarter and full-year results Thursday, February 25, 2021 at 10 a.m. Eastern Time. Participants may access the conference call by dialing (800) 458-4121 (U.S. & Canada) / (856) 344-9290 (International)and using conference ID 3061378. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2020	2019	2020	2020	2019

NET SALES	$853.0	$961.5	$831.5	$3,466.6	$4,501.6
Cost of materials sold	699.1	781.1	675.6	2,845.5	3,673.7
Gross profit	153.9	180.4	155.9	621.1	827.9
Warehousing, delivery, selling, general, and administrative	149.1	142.9	125.4	554.3	636.8
Gain on sale of assets (1)	—	(20.6)	—	—	(20.6)
Gain on insurance settlement	—	—	—	—	(1.5)
Restructuring and other charges	—	0.7	0.2	2.2	2.4
OPERATING PROFIT	4.8	57.4	30.3	64.6	210.8
Other income and (expense), net (2)	(10.0)	(1.1)	(69.1)	(78.3)	(2.4)
Interest and other expense on debt	(15.2)	(22.2)	(20.2)	(76.4)	(93.2)
INCOME (LOSS) BEFORE INCOME TAXES	(20.4)	34.1	(59.0)	(90.1)	115.2
Provision (benefit) for income taxes	(3.9)	7.7	(19.3)	(24.8)	32.5
NET INCOME (LOSS)	(16.5)	26.4	(39.7)	(65.3)	82.7
Less: Net income attributable to noncontrolling interest	0.2	—	0.2	0.5	0.3
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(16.7)	$26.4	$(39.9)	$(65.8)	$82.4
EARNINGS (LOSS) PER SHARE
Basic	$(0.44)	$0.70	$(1.05)	$(1.73)	$2.19
Diluted	$(0.44)	$0.69	$(1.05)	$(1.73)	$2.17
Shares outstanding - basic	38.1	37.8	38.1	38.0	37.7
Shares outstanding - diluted	38.1	38.1	38.1	38.0	38.0

Supplemental Data:
Tons shipped (000)	492	541	489	2,009	2,381
Shipping days	61	61	64	253	252
Average selling price/ton	$1,734	$1,777	$1,700	$1,726	$1,891
Gross profit/ton	313	333	319	309	348
Operating profit/ton	10	106	62	32	89
LIFO expense (income) per ton	22	(12)	(35)	(6)	(29)
LIFO expense (income)	10.7	(6.5)	(16.9)	(12.3)	(69.1)
Depreciation and amortization expense	13.4	14.1	13.6	53.9	58.4
Cash flow provided by (used in) operating activities	(18.8)	62.6	120.6	277.9	193.1
Capital expenditures	(8.1)	(13.3)	(6.1)	(26.0)	(45.8)

(1)  In the fourth quarter of 2019, we recorded a $20.6 million gain on the sale and leaseback of a group of properties located in Arizona, Arkansas, Georgia, New York, Ohio, Texas, Virginia, and Washington with net proceeds of approximately $61.5 million.

(2)  The fourth quarter of 2020 includes a non-recurring $12.1 million pension settlement charge. The third quarter of 2020 includes a non-recurring $52.5 million pension settlement charge and a $17.1 million loss on the extinguishment of debt. The year 2020 includes a non-recurring $64.6 million pension settlement charge and a $17.1 million loss on the extinguishment of debt.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for First Quarter 2021 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$61.4	$11.0
Restricted cash	1.1	48.8
Receivables, less provisions of $1.7 in 2020 and $3.5 in 2019	378.9	425.1
Inventories	604.5	742.9
Prepaid expenses and other current assets	57.5	52.2
Total current assets	1,103.4	1,280.0
Property, plant, and equipment, at cost	822.9	806.5
Less: accumulated depreciation	401.1	366.8
Property, plant, and equipment, net	421.8	439.7
Operating lease assets	108.3	128.2
Other intangible assets	43.2	50.6
Goodwill	120.3	120.3
Deferred charges and other assets	5.1	2.7
Total assets	$1,802.1	$2,021.5
Liabilities
Current liabilities:
Accounts payable	$365.1	$311.5
Salaries, wages, and commissions	43.1	35.3
Other accrued liabilities	78.3	68.0
Short-term debt	13.8	49.2
Current portion of operating lease liabilities	20.7	20.9
Current portion of deferred employee benefits	6.6	7.0
Total current liabilities	527.6	491.9
Long-term debt	726.2	932.6
Deferred employee benefits	231.6	217.5
Noncurrent operating lease liabilities	93.0	112.8
Deferred income taxes	58.2	65.2
Other noncurrent liabilities	20.4	22.9
Total liabilities	1,657.0	1,842.9
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2020 and 2019	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 38,329,897 and 37,996,261 shares issued at 2020 and 2019, respectively	0.4	0.4
Capital in excess of par value	383.1	381.2
Retained earnings	33.8	99.6
Treasury stock, at cost - Common stock of 212,500 shares in 2020 and 2019	(6.6)	(6.6)
Accumulated other comprehensive loss	(271.9)	(302.0)
Total Ryerson Holding Corporation Stockholders' Equity	138.8	172.6
Noncontrolling interest	6.3	6.0
Total Equity	145.1	178.6
Total Liabilities and Stockholders' Equity	$1,802.1	$2,021.5

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2020	2019	2020	2020	2019

Net income (loss) attributable to Ryerson Holding Corporation	$(16.7)	$26.4	$(39.9)	$(65.8)	$82.4
Interest and other expense on debt	15.2	22.2	20.2	76.4	93.2
Provision (benefit) for income taxes	(3.9)	7.7	(19.3)	(24.8)	32.5
Depreciation and amortization expense	13.4	14.1	13.6	53.9	58.4
EBITDA	$8.0	$70.4	$(25.4)	$39.7	$266.5
Gain on sale of assets	—	(20.6)	—	—	(20.6)
Gain on insurance settlement	—	—	—	—	(1.5)
Reorganization	3.7	2.4	4.8	13.1	9.3
Foreign currency transaction (gains) losses	(0.1)	(0.1)	(0.4)	(0.5)	1.1
Loss on retirement of debt	1.5	—	17.1	17.7	0.2
Pension settlement charge	12.1	—	52.5	64.6	—
Purchase consideration and other transaction costs	—	1.3	—	0.4	4.1
Other adjustments	(2.3)	—	(0.3)	(2.7)	0.1
Adjusted EBITDA	$22.9	$53.4	$48.3	$132.3	$259.2

Adjusted EBITDA	$22.9	$53.4	$48.3	$132.3	$259.2
LIFO expense (income)	10.7	(6.5)	(16.9)	(12.3)	(69.1)
Adjusted EBITDA, excluding LIFO expense (income)	$33.6	$46.9	$31.4	$120.0	$190.1

Net sales	$853.0	$961.5	$831.5	$3,466.6	$4,501.6

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	3.9%	4.9%	3.8%	3.5%	4.2%

Gross profit	$153.9	$180.4	$155.9	$621.1	$827.9

Gross margin	18.0%	18.8%	18.7%	17.9%	18.4%

Gross profit	$153.9	$180.4	$155.9	$621.1	$827.9
LIFO expense (income)	10.7	(6.5)	(16.9)	(12.3)	(69.1)
Gross profit, excluding LIFO expense (income)	$164.6	$173.9	$139.0	$608.8	$758.8

Gross margin, excluding LIFO expense (income)	19.3%	18.1%	16.7%	17.6%	16.9%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain on insurance settlement, gain or loss on retirement of debt, pension settlement charge, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Dollars and Shares in Millions, Except Per Share Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2020	2019	2020	2020	2019

Net income (loss) attributable to Ryerson Holding Corporation	$(16.7)	$26.4	$(39.9)	$(65.8)	$82.4

Gain on sale of assets	—	(20.6)	—	—	(20.6)
Gain on insurance settlement	—	—	—	—	(1.5)
Restructuring and other charges	—	0.7	0.2	2.2	2.4
Loss on retirement of debt	1.5	—	17.1	17.7	0.2
Pension settlement charge	12.1	—	52.5	64.6	—
Provision (benefit) for income taxes	(3.5)	5.1	(18.0)	(21.8)	5.0

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$(6.6)	$11.6	$11.9	$(3.1)	$67.9

Diluted adjusted earnings (loss) per share	$(0.17)	$0.30	$0.31	$(0.08)	$1.79

Shares outstanding - diluted	38.1	38.1	38.1	38.0	38.0

Note: Adjusted Net income (loss) and Adjusted Earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2020	2019	2020	2020	2019

Net cash provided by (used in) operating activities	$(18.8)	$62.6	$120.6	$277.9	$193.1
Capital expenditures	(8.1)	(13.3)	(6.1)	(26.0)	(45.8)
Proceeds from sales of property, plant, and equipment	—	61.6	—	0.1	70.4
Free cash flow	$(26.9)	$110.9	$114.5	$252.0	$217.7

Market capitalization	$519.9	$447.0	$218.4	$519.9	$447.0

Free cash flow yield	(5.2%)	24.8%	52.4%	48.5%	48.7%

Note: Market capitalization is calculated using December 31, 2020, September 30, 2020, and December 31, 2019 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of First Quarter 2021 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	First Quarter 2021
	Low	High
Net income attributable to Ryerson Holding Corporation	$31	$35

Diluted earnings per share	$0.81	$0.92

Interest and other expense on debt	15	15
Provision for income taxes	11	13
Depreciation and amortization expense	13	13
EBITDA	$70	$76
Adjustments	(21)	(19)
Adjusted EBITDA	$49	$57
LIFO expense	53	49
Adjusted EBITDA, excluding LIFO income	$102	$106

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.